Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer and Corporate Secretary (631) 537-1000, ext. 7255

BRIDGE BANCORP, INC. ANNOUNCES FOURTH QUARTER 2011 DIVIDEND

(Bridgehampton, NY –January 4, 2012)  Bridge Bancorp, Inc. (the “Company”) (NASDAQ®: BDGE), the holding company for The Bridgehampton National Bank (the “Bank”), announced the declaration of a quarterly dividend of $0.23 per share.  The dividend will be payable on January 31, 2012 to shareholders of record as of January 18, 2012.  The Company continues its trend of uninterrupted dividends.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank with assets of $1.3 billion and a primary market area in Suffolk County, Long Island, operates 20 retail branch locations, including Deer Park, Center Moriches, Patchogue and Shirley. The Bank’s 21st branch in Ronkonkoma, near MacArthur Airport is expected to open during the first half of 2012.

Through the branch network and electronic delivery channels, the Bank provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through our subsidiary, Bridge Abstract and investments through Bridge Investment Services.  The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

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